Exhibit 10.4

THE MACERICH COMPANY

NON-QUALIFIED STOCK OPTION GRANT
(Annual Grant)*

THIS GRANT dated as of December 31, 20    , by The Macerich Company, a Maryland corporation (the “Corporation”), to                       (the “Director”).

W I T N E S S E T H

WHEREAS, the Corporation has adopted The Macerich Company 2003 Equity Incentive Plan (the “Plan”).

NOW, THEREFORE, in consideration of the services rendered and to be rendered by the Director, the Corporation hereby grants an option (the “Option”) to the Director pursuant to and subject to the Plan and upon the terms and conditions evidenced hereby, which Option is not intended as and shall not be deemed to be an incentive stock option within the meaning of Section 422 of the Code.

1.                                       Option Grant.  This Agreement evidences the grant to the Director, as of December 31, 20    , (the “Option Date”), of an Option to purchase an aggregate of 5,000 shares of Common Stock, par value $0.01 per share, subject to the terms and conditions of and to adjustments provided in or pursuant to the Plan.

2.                                       Exercise Price.  The Option entitles the Director to purchase all of any part of the Option shares, to the extent then exercisable, at a price per share of $              , which represents the Fair Market Value of the shares on the Option Date.

3.                                       Option Exercisability and Term.

(a)                                  Except as earlier permitted by or pursuant to the Plan or by the Compensation Committee, the Option shall not become exercisable and no shares may be purchased by exercise of the Option until the expiration of six months after the Option Date.  The exercisability of the Option requires continued service through the date the Option becomes exercisable as a condition to the vesting of the rights and benefits under this Agreement.  Partial service, even if substantial, prior to the date the Option becomes exercisable will not entitle the Director to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of service as provided in Section 8.5 of the Plan, except as otherwise expressly provided in the Plan.

*Note:  If this is an initial grant under Section 8.2(a) of the Plan, make the following changes to this form consistent with Section 8.2(a):  change the December 31 option date to the date of grant, make the corresponding change to the termination date, change the number of shares of Common Stock to 2,500.

(b)                                 The Option shall terminate on the earlier of December 31, 201 , or the earlier termination date under the terms of the Plan, including but not limited to Section 8.5, 8.6 or 6.2.

4.                                       Service.  The Director agrees to serve as a director in accordance with the provisions of the Corporation’s Articles of Incorporation, bylaws and applicable law.

5.                                       General Terms.  The Option and this Grant are subject to, and the Corporation and the Director agree to be bound by, the provisions of the Plan that apply to the Option (including but not limited to Sections 1.8, 6.2, 6.4 and Article 8 of the Plan), and such provisions are incorporated herein by this reference.  If there is any conflict or inconsistency between the terms and conditions of this Agreement and of the Plan, the terms and conditions of the Plan shall govern.  The Director acknowledges receiving a copy of the Plan and reading its applicable provisions.  Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

IN WITNESS WHEREOF, the Corporation has executed this Agreement as of the date first above written.

THE MACERICH COMPANY a Maryland corporation

By:
Richard A. Bayer
Executive Vice President, General
Counsel & Secretary